NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces 2011 Earnings

•	Net income up 12.3% for year: $4.1 million versus $3.7 million for 2010

•	Nonperforming assets 1.10% to total assets, remain significantly below peers

•	Annual transaction deposit growth of $48.2 million, up 22.8%

WARRENTON, VA, January 31, 2012 -- Fauquier Bankshares, Inc. (Nasdaq: FBSS) the parent holding company of The Fauquier Bank (TFB), reported net income of $910,000 for the quarter ended December 31, 2011 compared with $870,000 for the same quarter in 2010, representing an increase of 4.6%.  Basic and diluted earnings per share for the fourth quarter of 2011 were $0.25 compared with $0.24 per share in the fourth quarter of 2010.

For the year ended December 31, 2011, net income was $4.1 million compared with $3.7 million for 2010, an increase of 12.3%. Basic and diluted earnings per share for the year ended December 31, 2011 were $1.12 compared with $1.01 for 2010. The improvement in year-to-date earnings was primarily attributable to a $674,000 increase in noninterest income, and a $775,000 decrease on the net loss on the sale or impairment of securities from 2010.  This was partially offset by an increase of $898,000 in loss on sale or impairment of other real estate owned (OREO).

Randy Ferrell, President and CEO stated, “I am pleased with our performance over the past year.  The Company continues to focus on problem assets, improving operating efficiency, growing our core deposits and enhancing long-term shareholder value.  In 2011 we returned 43% of our net income to our shareholders in the form of dividends.  Our Bank is in an enviable position with the ability to grow our customer base through new branch locations, as well as taking care of our existing customers’ needs.”

Return on average assets was 0.59% and return on average equity was 7.63% for the fourth quarter of 2011, compared with 0.57% and 7.78%, respectively, for the fourth quarter of 2010.  For the year ended December 31, 2011, Fauquier Bankshares' return on average assets was 0.69% and return on average equity was 8.93%, compared with 0.63% and 8.34%, respectively, for 2010.

Net interest margin decreased 9 basis points to 3.87% in the fourth quarter of 2011 compared with 3.96% in the fourth quarter of 2010.  Net interest income for the fourth quarter of 2011 decreased $122,000 or 2.2% when compared with the same period in 2010.  The decline in both the margin and net interest income was due to the lower interest rates earned on loans and investments during 2011.  The net interest margin decreased 14 basis points to 4.00% in the year ended December 31, 2011 compared with 4.14% in 2010.  Net interest income for the year ended December 31, 2011 decreased $132,000, or 0.59%, over the same period in 2010.

Allowance for loan losses was $6.7 million or 1.47% of total loans at December 31, 2011, compared with $6.3 million, or 1.35%, at December 31, 2010.  The Company was aggressive in recognizing and addressing problem loans throughout the year.  This resulted in $1.5 million in net loans charge-offs and $1.9 million expensed to earnings to build the allowance for loan losses.  The ratio of net charge-offs to average loans outstanding was 0.33% for the year ended December 31, 2011, compared with 0.27% for 2010.

Nonperforming assets totaled $6.7 million or 1.10% of total assets at December 31, 2011, compared with $5.5 million or 0.92% as of December 31, 2010.  The Company sold three of the four OREO properties held during the fourth quarter 2011.  Included within nonperforming assets was $335,000 of pooled trust preferred securities at December 31, 2011 compared with $552,000 at December 31, 2010, both at fair value.  The company recognized $189,000 of impairment losses in 2011 compared with $1.4 million in 2010 due to its investment in pooled trust preferred securities.

“We are committed to delivering credit to our communities and remain appreciative of our customers’ banking business.  It was a successful year in core deposit growth.  Transaction deposit accounts (Demand and NOW) increased by 22.8% from December 2010.  We continue to exceed regulatory benchmarks for “well-capitalized” and are positioned to serve local businesses and neighbors by providing a full banking relationship and helping make their financial life easier,” Ferrell stated.

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At December 31, 2011, the Company’s leverage ratio, an important indicator of financial health, was 8.70%, compared with 8.55% one year earlier. The company’s tier 1 and total risk-based ratios were 12.05% and 13.31%, respectively, at December 31, 2011, compared with 11.30% and 12.55% at December 31, 2010.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

At December 31, 2011, Fauquier Bankshares’ Wealth Management Services division revenues were $1.64 million compared to $1.45 million a year earlier, an increase of 12.5%. Mr. Ferrell commented, “The growth in wealth management revenues is a testament to our commitment for providing the highest standard of services to our clients in the areas of financial planning, trust administration, estate settlement, as well as asset management and brokerage services.  We have an experienced team of trusted advisors that focus on protecting and growing our client’s financial portfolios."

Noninterest income increased $175,000, or 11.7% to $1.7 million for the quarter ended December 31, 2011, compared with $1.5 million for the same period in 2010.  Noninterest income increased $674,000 or 11.8% to $6.4 million for the year ended December 31, 2011 compared to $5.7 million for the same period in 2010.  The increase in noninterest income was primarily due to increases in trust and brokerage income, as well as service charges on deposit accounts and other service charges.  Net securities losses decreased $775,000 for the year ended December 31, 2011 compared with the same time period in 2010.

Noninterest expense for the fourth quarter 2011 increased $493,000 or 9.9% to $5.5 million compared with $5.0 for the same period in 2010.  Noninterest expense for the year ended December 31, 2011 increased $667,000 or 3.3% to $20.9 million compared with $20.2 million for the same period in 2010.  The increase in noninterest expense was due to the $898,000 increase in the losses on the sale or impairment of other real estate owned properties, partially offset by a decrease of $231,000 in all other operating expenses.

Fauquier Bankshares and The Fauquier Bank had combined assets of $614.2 million and total shareholders' equity of $47.6 million at December 31, 2011.  The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  Fauquier Bankshares' stock price closed at $11.80 per share on January 30, 2012.

Additional information, including a more extensive investor presentation with comparisons of the company’s performance to peer institutions is available at http://investor.fauquierbank.com/CorporateProfile.aspx?iid=1017981 or by calling Investor Relations at (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc.  (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010

EARNINGS STATEMENT DATA:
Interest income	$ 6,685	$ 6,837	$ 6,788	$ 6,839	$ 7,030
Interest expense	1,222	1,287	1,265	1,301	1,445
Net interest income	5,463	5,550	5,523	5,538	5,585
Provision for loan losses	463	700	308	463	625
Net interest income after provision for loan losses	5,000	4,850	5,215	5,075	4,960
Noninterest income	1,670	1,681	1,576	1,437	1,495
Securities gains (losses)	74	24	3	(189)	(437)
Noninterest expense	5,486	4,983	5,263	5,131	4,993
Income before income taxes	1,258	1,572	1,531	1,192	1,025
Income taxes	348	424	393	271	155
Net income	$ 910	$ 1,148	$ 1,138	$ 921	$ 870

PER SHARE DATA:
Net income per share, basic	$ 0.25	$ 0.31	$ 0.31	$ 0.25	$ 0.24
Net income per share, diluted	$ 0.25	$ 0.31	$ 0.31	$ 0.25	$ 0.24
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,669,758	3,669,758	3,669,758	3,655,354	3,636,758
Average diluted shares outstanding	3,691,688	3,688,974	3,686,259	3,669,529	3,652,631
Book value at period end	$ 12.96	$ 12.81	$ 12.58	$ 12.27	$ 12.13
BALANCE SHEET DATA:
Total assets	$ 614,224	$ 604,594	$ 599,173	$ 593,550	$ 598,040
Loans, net	452,086	447,964	447,808	455,097	460,442
Investment securities	50,193	51,807	52,605	52,221	49,926
Deposits	530,569	522,278	518,619	514,513	520,056
Transaction accounts (Demand & NOW accounts)	259,694	215,707	218,053	206,517	211,468
Shareholders' equity	47,571	47,001	46,156	45,032	44,106
PERFORMANCE RATIOS:
Net interest margin(1)	3.87%	3.97%	4.06%	4.12%	3.96%
Return on average assets	0.59%	0.76%	0.77%	0.63%	0.57%
Return on average equity	7.63%	9.74%	9.99%	8.37%	7.78%
Efficiency ratio(2)	74.71%	67.43%	72.44%	73.73%	73.34%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010
ASSET QUALITY RATIOS:
Nonperforming loans	$ 4,621	$ 4,499	$ 2,957	$ 1,710	$ 2,109
Other real estate owned	1,776	3,614	3,469	3,233	2,821
Foreclosed property	15	1	-	5	21
Nonperforming corporate bonds, at fair value	335	276	324	324	552
Total nonperforming assets	6,747	8,390	6,750	5,272	5,503
Restructured loans still accruing	-	178	-	-	-
Loans past due 90 or more days and still accruing	101	5	-	-	-
Total nonperforming and other risk assets	$ 6,848	$ 8,573	$ 6,750	$ 5,272	$ 5,503

Nonperforming loans to total loans, period end	1.01%	0.99%	0.65%	0.37%	0.45%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.39%	1.77%	1.40%	1.06%	1.05%
Nonperforming assets to period end total assets	1.10%	1.39%	1.13%	0.89%	0.92%

Allowance for loan losses	$ 6,728	$ 6,882	$ 6,616	$ 6,673	$ 6,307
Allowance for loan losses to period end loans	1.47%	1.51%	1.46%	1.45%	1.35%
Allowance for loan losses as percentage of nonperforming loans, period end	145.61%	152.97%	223.73%	390.15%	299.10%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	104.94%	84.81%	102.96%	134.86%	127.41%
Net loan charge-offs for the quarter	$ 616	$ 434	$ 366	$ 96	$ 48
Net loan charge-offs to average loans	0.13%	0.10%	0.08%	0.02%	0.01%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.70%	8.69%	8.66%	8.53%	8.55%
Tier 1 risk-based capital ratio	12.05%	12.04%	11.82%	11.61%	11.30%
Total risk-based capital ratio	13.31%	13.29%	13.07%	12.87%	12.55%
Tangible equity to total assets	7.74%	7.77%	7.70%	7.59%	7.38%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2011	Dec. 31, 2010
EARNINGS STATEMENT DATA:
Interest income	$ 27,149	$ 28,330
Interest expense	5,075	6,124
Net interest income	22,074	22,206
Provision for loan losses	1,933	2,075
Net interest income after
provision for loan losses	20,141	20,131
Noninterest income	6,362	5,688
Securities gains (losses)	(87)	(862)
Noninterest expense	20,863	20,197
Income before income taxes	5,553	4,760
Income taxes	1,436	1,093
Net income	$ 4,117	$ 3,667

PER SHARE DATA:
Net income per share, basic	$ 1.12	$ 1.01
Net income per share, diluted	$ 1.12	$ 1.01
Cash dividends	$ 0.48	$ 0.72
Average basic shares outstanding	3,666,206	3,627,016
Average diluted shares outstanding	3,684,162	3,643,109

PERFORMANCE RATIOS:
Net interest margin(1)	4.00%	4.14%
Return on average assets	0.69%	0.63%
Return on average equity	8.93%	8.34%
Efficiency ratio(2)	72.05%	72.91%

Net loan charge-offs	$ 1,512	$ 1,250
Net loan charge-offs to average loans	0.33%	0.27%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.